AB [LOGO]
                               AllianceBernstein


                              MEETING ADJOURNMENT
                                ACTION REQUIRED
                               ----------------

                         PLEASE vote your shares today!
                        -------------------------------

                              CALL: 1-866-451-3783

      Monday through Friday 9:30 AM to 9:00 PM (EST), and Saturday from 10:00 AM to 6:00 PM (EST). You may also vote by mail, automated telephone, or internet, as further detailed on the enclosed proxy card.

      The AllianceBernstein Funds or your Plan Administrator have contacted you multiple times regarding the Annual Meeting of Shareholders (the "Meeting") scheduled for December 16, 2010 requesting your vote on proposals for several of the AllianceBernstein Funds. As of today, December 3, 2010, we have not received enough shares to pass these important proposals. As a result we may need to adjourn the meeting for a second time to a later date.

      After repeated attempts, we have not yet received your vote. Shareholder action is required to approve the proposals for the Funds.

      On behalf of the Board of Directors of the AllianceBernstein Funds, please accept my thanks for your participation in this important matter.


                                           Sincerely,


                                           Robert M. Keith
                                           President
                                           AllianceBernstein Funds


SK 00250 0451 1153255